Exhibit 21

THE SUBSIDIARIES OF THE COMPANY

The Subsidiaries of the Company are:

Name State of Incorporation

UQM Power Products, Inc. Colorado

UQM Electronics, Inc. Missouri

UQM Leasing, Inc. Colorado